Exhibit 99.2

Changda International Limited

Consolidated Financial Information

For the nine months ended September 30, 2008

Changda International and subsidiaries
Consolidated balance sheets		(Dollars in thousands except share data)
		As at
		December 31, 2007	September 30, 2008
	Notes	Audited	Unaudited
ASSETS
Current assets
Cash & cash equivalents	11	1,293	413
Trade accounts receivable, net of allowances	10	1,531	1,570
Other accounts receivable		3,871	9,337
Prepaid expenses and other current assets		35	34
Inventories	9	1,600	1,465
Government grants & tax receivables		1,888	2,404
Total current assets		10,218	15,223

Non-current assets
Intangible assets, net		4	4
Goodwill		4,199	4,199
Property, plant and equipment, net	8	14,207	14,540
Prepaid lease payments	7	1,646	1,623
Total non-current assets		20,056	20,366

Total Assets		30,274	35,589

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Trade & other payables	12	2,675	2,534
Other short term loans	14	2,573	3,286
Interest bearing borrowings	13	3,438	1,932
Dividend payable		33	-
Income taxes payable		2,002	2,404
Total current liabilities		10,721	10,156

Non-current liabilities
Deferred government grants	13	775	763
Long term interest bearings borrowings		-	2,055
Total non-current liabilities		775	2,818

Stockholders' equity
Common stock (Par value $0.001 ordinary equity shares issued: 3 million and 51,885,313 as of December 31, 2007 and 2008 respectively)		5	5
Additional paid in capital		6,180	6,180
Statutory reserve	15	1,323	1,910
Reverse acquisition reserve		3,662	3,662
Merger reserve		(479)	(479)
Other comprehensive income		987	1,015
Retained profits		7,100	10,322
Stockholders' equity		18,778	22,615

Total liabilities & stockholders' equity		30,274	35,589

Changda International and subsidiaries
Consolidated statements of income		(Dollars in thousands except share data)
		Nine months ended
		September 30, 2007	September 30, 2008
	Notes	Unaudited	Unaudited
Revenues	4	26,768	53,732
Cost of revenues		(22,079)	(45,633)
Gross profit		4,689	8,099

Operating expenses:
Selling & marketing expenses		(,1252)	(2,167)
General & administrative expenses		(749)	(1,360)
Total operating expenses		(2,001)	(3,528)

Operating income
Other income, net		130	72
Income before taxes		2,818	4,644
Provision for income taxes	6	-	(670)
Net income		2,818	3,974

Earnings per equity share (Cents)	16
Basic		5.4	7.7
Diluted		5.4	7.7
Weighted average equity shares used in computing earnings per equity share
Basic		51,885,313	51,885,313
Diluted		51,885,313	51,885,313

Changda International and subsidiaries
Consolidated statements of cash flows	(Dollars in thousands)
	Nine months ended
	September 30, 2007	September 30, 2008
	Unaudited	Unaudited
Operating activities:
Net income	2,818	3,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	753	1,030
Other adjustments	44	-
Changes in assets and liabilities, net of acquisition:
Inventories	(225)	134
Trade and other receivables	(2,524)	(6,061)
Trade and other payables	426	(3,928)
Net cash provided by operating activities	1,292	(4,851)

Investing activities:
Purchase of property, plant and equipment	(5,401)	(333)
Net cash used in investing activities	(5,401)	(333)

Financing activities
Repayment of bank and other loans	(1,651)	(1,507)
New bank and other loans raised	3,416	2,769
Capital Injection	2,465	3,051
Net cash provided by financing activities	4,230	4,313

Effect of rate changes on cash & cash equivalents	191	(9)

Net increase in cash & cash equivalents during the period	312	(880)
Cash & cash equivalents at the beginning of the period	716	1,293
Cash & cash equivalents at the end of period	1,028	413

Changda International and subsidiaries
Unaudited Consolidated Statements of Stockholders' Equity and Comprehensive Income
								(Dollars in thousands except share data)
	Common stock shares	Common stock par value	Additional paid-in capital	Comprehensive income	Accumulated other comprehensive income	Reverse takeover reserve	Merger reserve	Statutory reserve fund	Retained earnings	Total stockholders' equity
Balance as of beginning of January 1, 2008	51,885,313	5	6,180	-	987	3,662	(479)	1,323	7,100	18,778

Comprehensive income:	-	-	-		-	-	-	-

Net income		-	-	3,974	-	-	-	-	3,974	3,974

Transfer to statutory reserve fund	-	-	-	-	-	-	-	587	587	-

Other comprehensive income:	-	-	-	28	28	-	-	-	(165)	(137)

Total comprehensive income	-	-	-	4,002	-	-	-	-	-	-
Balance as of end of September 30, 2008	51,885,313	5	6,180	-	1,015	3,662	(479)	1,910	10,322	22,615

Notes to the financial information

1.	CORPORATE INFORMATION

Changda International Limited
Changda International is a limited liability company incorporated in the Marshall Islands. Changda International’s registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960. In the opinion of the directors, there is no one ultimate holding company of Changda International, the three holding companies that together hold the majority of the equity in Changda International are Allhomely International Ltd, Exceed International Ltd and Hudson International Ltd. The principal activity of Changda International is the holding of investments in limited companies.

Weifang Changda Chemical Industry Co
Changda Chemical is a limited liability company incorporated in the People’s Republic of China (the "PRC").  Changda Chemical’s registered office is located at Weifang Ocean Chemical Industry Developing Zone Industry Area, Shandong, PRC. The principal activity of Changda Chemical is manufacturing of snow melting agent and drugs intermediate.

Weifang Changda Fertilizer Co
Changda Fertilizer is a limited liability company incorporated in the PRC. Changda Fertiliser’s registered office is located at Weifang Binhai Development Zone, Shandong, PRC.  The principal activity of Changda Fertiliser is manufacturing of fertilisers.

2.	PRINCIPAL ACCOUNTING POLICIES

Basis of consolidation
The financial information (‘the Financial Information’) on Changda International and its subsidiaries (together ‘the Changda International Group’) has been prepared in accordance with United States Generally Accepted Accounting Principles (‘US GAAP’) and on the historical cost convention, unless otherwise indicated in this summary of significant accounting policies.

All intra-group balance, transactions, income and expenses and profits and losses resulting from intra-group transactions are eliminated in full.

Property, plant and equipment
Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and accumulated impairment losses.  The cost of an item of plant and equipment comprises its purchase price and any directly attributable costs of brining the asset to its working condition and location for its intended use.  Repairs and maintenance costs are charged to the income statement during the period in which they are incurred.

Depreciation is provided to write off the cost less accumulated impairment losses of property, plant and equipment, other than construction in progress, over their estimated useful lives as set out below from the date on which they are available for use and after taking into account of their estimated residual values, using the straight-line method, where parts of on item of property, plant and equipment have different useful lives, the cost or valuation of the item is allocated on a reasonable basis and depreciated separately:

Buildings4.85% - 9.70%	5% - 10%
Plant and machinery	11% - 12%
Office equipment	12% - 19%
Vehicles	10% - 18%
Factory equipment	18%

The Changda International Group evaluates the recoverability of these assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.

Construction in progress
Construction in progress is stated at cost less accumulated impairment losses. Cost includes all construction expenditure and other direct costs, including interest costs, attributable to such projects.  Costs on completed construction works are transferred to the appropriate asset category. No depreciation is provided in respect of construction in progress until it is completed and available for use.

Prepaid lease payments
Prepaid lease payments are up-front payments to acquire fixed term interests in lessee-occupied land. The premiums are stated at cost and are amortized over the period of the lease on a straight-line basis to the income statement.

Intangible assets

Trademarks
The initial cost of acquiring trademarks is capitalized. Trademarks with indefinite useful lives are carried at cost less accumulated impairment losses. Trademarks with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is provided on the straight-line basis over their estimated useful lives of 10 years.

Goodwill

Goodwill represents the cost of the acquired businesses in excess of the fair value of identifiable tangible and intangible net assets purchased. Goodwill is tested for impairment on an annual basis, relying on a number of factors including operating results, business plans and future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair vale, the second step of the process involves a comparison of the fair value and carrying value of the goodwill in that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

Financial instruments

Financial assets and financial liabilities are recognized when the Changda International Group becomes a party to the contractual provisions of the instruments and on a trade date basis. A financial asset is derecognized when the Changda International Group’s contractual rights to future cash flows from the financial asset expire or when the Changda International Group transfers the contractual rights to future cash flows to a third party. A financial liability is derecognized only when the liability is extinguished.

Loans and receivables
Loans and receivables including trade and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are not held for trading. They are measured at amortized cost using the effective interest method, except where receivables are interest-free loans and without any fixed repayment term or the effect of discounting would be insignificant. In such case, the receivables are stated at cost less impairment loss. Amortized cost is calculated by taking into account any discount or premium on acquisition, over the period to maturity. Gains and losses arising from derecognition, impairment or through the Amortization process are recognized in the income statement.

Impairment of financial assets
At each balance sheet date, the Changda International Group assesses whether there is objective evidence that financial assets, other than those at fair value through profit or loss, are impaired. The impairment loss of financial assets carried at Amortized cost is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flow discounted at the financial asset’s original effective interest rate.  Such impairment loss is reversed in subsequent periods through income statement when an increase in the asset’s recoverable amount can be related objectively to an event occurring after the impairment was recognized, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities
The Changda International Group’s financial liabilities include trade and other payables, bank loans and other borrowings and obligations under finance leases. All financial liabilities except for derivatives are recognized initially at their fair value and subsequently measured at amortized cost, using effective interest method, unless the effect of discounting would be insignificant, in which case they are stated at cost.

Financial guarantee contracts
A financial guarantee contract is a contract that requires the issuer of the contract to make specified payments to reimburse the holder of the contract for a loss the holder incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Financial guarantee contract is initially recognized as deferred income within trade and other payables at fair value, where such information is available, otherwise, it is recognized at consideration received and receivable. Subsequently, it is measured at the higher of the amount initially recognized, less accumulated amortization, and the amount of the provision, if any, that is required to settle the commitment at the balance sheet date.

Cash equivalents
For the purpose of the cash flow statement, cash equivalents represent short-term highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, net of bank overdrafts.

Revenue recognition
Revenue is recognized when it is probable that the economic benefits will flow to the Changda International Group and when the revenue and costs, if applicable, can be measured reliably and on the following basis.

Sale of goods is recognized on transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title is passed.

Foreign currency translation
Items included in the Changda International Group’s financial statements are measured using the currency of the primary economic environment in which the Changda International Group operates ("functional currency").

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

Inventories
Inventories are stated at the lower of cost and net realizable value. Cost, which comprises all costs of purchase and, where applicable, cost of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the weighted average cost method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Impairment of non-financial assets
At each balance sheet date, the Changda International Group reviews internal and external sources of information to determine whether the carrying amounts of its property, plant and equipment and intangible asset with finite useful lives have suffered an impairment loss or impairment loss previously recognized no longer exists or may be reduced.  If any such indication exists, the recoverable amount of the asset is estimated, based on the higher of its fair value less costs to sell and value in use.  Where it is not possible to estimate the recoverable amount of an individual asset, the Changda International Group estimates the recoverable amount of the smallest group of assets that generates cash flows independently (i.e. a cash-generating unit).

If the recoverable amount of an asset or a cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. Impairment losses are recognized as an expense immediately.

A reversal of impairment losses is limited to the carrying amount of the asset or cash-generating unit that would have been determined had no impairment loss been recognized in prior years.  Reversal of impairment losses is recognized as income immediately.

Provisions
Provisions are recognized when the Changda International Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made. Expenditures for which a provision has been recognized are charged against the related provision in the year in which the expenditures are incurred. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate. Where the effect of the time value of money is material, the amount provided is the present value of the expenditures expected to be required to settle the obligation. Where the Changda International Group expects a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

Government grants
Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the years necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the income statement over the expected useful life of the relevant asset by equal annual instalments.

Leases
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease.

Retirement benefits scheme
Payment to the state-managed retirement benefits schemes is charged as expense as it falls due.

Taxation
The charge for current income tax is based on the results for the year as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, if the deferred tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither the accounting profit nor taxable profit or loss, it is not accounted for.

The deferred tax liabilities and assets are measured at the tax rates that are expected to apply to the period when the asset is recovered or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, tax losses and credits can be utilised.

Dividends
Final dividends on common stock are recorded as a liability on the date of approval by the stockholders and interim dividends are recorded as a liability on the date of declaration by the Board of Directors.

Related parties
A party is related to the Changda International Group if:
(h)
directly, or indirectly through one or more intermediaries, the party controls, is controlled by, or is under common control with, the Changda International Group; or has an interest in the Changda International Group that gives it significant influence over the Changda International Group; or has joint control over the Changda International Group;

(i)	the party is an associate of the Changda International Group;
(j)	the party is a joint venture in which the Changda International Group is a participant;
(k)	the party is a member of the key management personnel of the Group or its parent;
(l)	the party is a close member of the family of any individual referred to in (a) or (d);

(m)
the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (d) or (e); or;

(n)	the party is a post-employment benefit plan for the benefit of employees of the Changda International Group, or of any entity that is a related party of the Changda International Group.

Earnings per share
Basic earnings per share is computed by dividing net income for the period by the weighted average number of equity shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the diluted weighted average number of equity shares outstanding during the period.

If securities have been issued by a subsidiary that enable their holders to obtain the subsidiary’s common stock, the earnings of subsidiary shall be included in the consolidated diluted earnings per share computations based on the company’s holding of the subsidiary’s securities.

If the number of equity shares outstanding increases as a result of a stock dividend or stock split or decreases as a result of a reverse stock split, the computations of basic and diluted earnings per share are adjusted retroactively for all periods presented to reflect that change in capital structure. If such changes occur after the close of the reporting period but before issuance of the financial statements,  the per-share computations for that period and any prior- period financial statements presented are based on the number of shares.

Critical accounting estimates and judgements
Estimates and judgements are currently evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.  Apart from information disclosed elsewhere in these financial information, the following summarise estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Allowance of bad and doubtful debts
The provisioning policy for bad and doubtful debts of the Changda International Group is based on the evaluation of collectability and ageing analysis of the accounts receivables.  A considerable amount of judgement is required in assessing the ultimate realisation of these receivables, including the current creditworthiness and the past collection history of each customer.  If the financial conditions of these customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance will be required.

Allowance for inventories
 Management reviews an ageing analysis of inventories at each balance sheet date, and make allowance for obsolete and slow-moving inventory items identified that are no longer recoverable or suitable for use in production. The management estimates the net realisable value for finished goods and work-in-progress based primarily on the latest invoice prices and current market conditions. The Changda International Group carries out an inventory review on a product-by-product basis at each balance sheet date and makes allowances for obsolete items.

3. SEGMENT REPORTING

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that business enterprises report information about operating segments and related disclosures about products and services, geographic areas and major customers.

The Chief Operating Decision Maker evaluates the segment’s performance and allocates resources based on an analysis of various performance indicators by industry classes. Accordingly, revenues represented along industry classes comprise the principal basis of segmental information set out in these financial statements. The accounting principles used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments, and are as set out in the significant accounting policies.

The Changda International Group’s operations are organized around the products and services it offers into two segments: the manufacturing of chemical products and the manufacturing of fertilizers. Substantially all of the Changda International Group’s turnover and profits are derived from operations in the People’s Republic of China.

The following tables provide an analysis of the Changda International Group’s  revenue and results by business segment for each of the two nine month periods ended 30 September 2007 and 2008 and of the Changda International Group’s assets and liabilities as at December 31, 2007 and 30 September 2008.

			(Dollars in thousands)
	Manufacturing of chemical products	Manufacturing of fertilizers	Unallocable items	Total
2007
Nine Months ended September 30th 2007:
Revenues	1,345	21,333	-	22,678
Profit before taxation	257	2,561		2,818
Taxation	-	-	-	-
Net profit for the period	257	2,561	-	2,818

As at 31st December, 2007:
Non-current assets	8,211	7,708	4,137	20,056
Current assets	2,627	7,591	-	10,218
Total assets	10,838	15,299	4,137	30,274
Nine Months ended September30th 2007:
Interest income	-	2	-	2
Depreciation & amortization	265	488	-	753

			(Dollars in thousands)
	Manufacturing of chemical products	Manufacturing of fertilizers	Unallocable items	Total
2008
Nine Months ended September 30th 2008
Revenues	5,024	48,248	-	53,732
Profit before taxation	223	4,411	-	4,644
Taxation	(123)	(547)	-	(670)
Net profit for the period	110	3,864	-	3,974
As at 30 September 2008
Non-current assets	8,849	8,011	3,506	20,366
Current assets	2,126	13,097	-	15,223
Total assets	10,975	21,108	3,506	35,589
Nine Months ended September 30th 2008
Interest income	-	2	-	2
Depreciation & amortization	357	673	-	1,030

4.	REVENUE

Revenue represents the net invoiced value of goods sold less discounts and returns.

5.	OTHER INCOME, NET

Other income, net consists of the following:

	(Dollars in thousands)
	Nine months ended
	September 30, 2007	September 30, 2008

Investment revenue	1	-
Sundry income	114	63
Government grants recognized for the period	15	9
Other income, net	130	72

7.	TAXATION

In previous periods, the principal trading PRC subsidiaries (“the PRC Subsidiaries”) were subject to PRC Enterprise Income Tax (“EIT”) at a rate of 33%.  However, according to the circular Wei Hai Guan Fa [2000] No. 18 issued by the local government of economic development area, the PRC Subsidiaries were receiving the whole amount of EIT payable until 2005.

Since 2006, the local government of economic development area has granted a special tax exemption to the PRC Subsidiaries entitling the PRC Subsidiaries to receive the whole amount of EIT payable for the first two profitable years of operation starting from 2006, followed by an entitlement to receive 50% of EIT payable for the following three years.

The PRC Subsidiaries have become a wholly owned foreign enterprise ("WOFE")  on 17 December 2007 and subject to Foreign Enterprise Income Tax (“FEIT”).  The local government of economic development area has confirmed that the PRC Subsidiaries are still entitled to receive the tax concession granted.

In practice, the amounts entitled to receive had been reported as an exemption of EIT in the respective tax returns submitted by the PRC Subsidiaries to the local tax bureau and no assessment of tax payable had been raised by the local tax bureau.

For accounting purpose, taxation for the period has been estimated based on the assessable profit for the period at a rate of 25% according to the newly effective Enterprise Income Tax Law of the PRC. The respective tax liability has been recognized and the related receivable from the local government of economic development area has been recognized as government grant receivable in respect of taxation, as reported in the consolidated balance sheet.

Reconciliation of effective tax rate:

	(Percentage)
	Periods ended
	September 30, 2007	September 30, 2008

Applicable tax rate	33	33
Non-deductible expenses	-	-
Unrecognized temporary difference	-	-
Offset by government grant receivables	(33)	(18.6)
Effective tax rate for the period	-	14.4

7.	PREPAID LEASE PAYMENTS

	(Dollars in thousands except share data)
	As at
	December 31, 2007	September 30, 2008

At the beginning of the period	1,588	1,681
Additions	126	-
Amortization for the period	(33)	23
	1,681	1,658

Analyzed as:

	(Dollars in thousands except share data)
	As at
	December 31, 2007	September 30, 2008

Non-current portion	1,646	1,623
Current portion	35	34
	1,681	1,657

The directors consider that the carrying value of $1,657,000 (December 31, 2007: $1,681,000) approximates the fair value of the prepaid lease payments. The prepaid lease payments relate to the Changda International Group’s PRC land use rights, which are amortized over the lease terms of 50 years.

8.	PROPERTY, PLANT AND EQUIPMENT

A reconciliation of the carrying amount of plant, property and equipment is shown below:

						(Dollars in thousands )
	Buildings	Plant and machinery	Office equipment	Vehicle	Factory equipment	Construction in progress	Total

Reconciliation of carrying amount
- nine months ended 30 September 2008
At beginning of period	5,492	5,024	771	376	10	2,534	14,207
Additions	145	1,171	8	26	13	-	1,363
Depreciation	(290)	(639)	(60)	(37)	(4)	-	(1,030)
Transfer upon completion	525	827	-	-	-	(1,352)	-
At 30 September 2008	5,872	6,383	719	365	19	1,182	14,540

An analysis of cost and accumulated depreciation is shown below:

						(Dollars in thousands )
	Building	Plant and machinery	Office equipment	Vehicle	Factory equipment	Construction in progress	Total

At 1 January 2008
Cost	6,275	6,236	876	609	16	2,534	16,546
Accumulated depreciation	(783)	(1,212)	(105)	(233)	(6)	-	(2,339)
	5,492	5,024	771	376	10	2,534	14,207

At 30 September 2008
Cost	6,945	8,234	884	635	29	1,182	17,909
Accumulated depreciation	(1,073)	(1,851)	(165)	(270)	(10)	-	(3,369)
	5,872	6,383	719	365	19	1,182	14,540

At December 31, 2007 and 30 September 2008, buildings with a total carrying value of approximately $3,235,000 respectively, were pledged to secure the short-term bank loan of Changda Fertiliser. The maximum loan value was $500,000.

9.	INVENTORIES

Inventories at the balance sheet date consist of the following:

	(Dollars in thousands except share data)
	As at
	December 31, 2007	September 30, 2008

Raw materials	890	815
Finished goods	710	650

Inventories	1,600	1,465

10.	TRADE AND OTHER RECEIVABLES

	(Dollars in thousands except share data)
	As at
	December 31, 2007	September 30, 2008

Trade receivables
From third party	1,531	1,570
	1,531	1,570

Other receivables
Deposits, prepayments and other debtors	3,847	9,254
Due from related parties	15	13
Due from a director	9	70
	3,871	9,337

Trade and other receivables	5,402	10,907

The directors consider that the carrying value of $10,907,000 (2007: $5,402,000) approximates their fair value.

The ageing analysis of these trade receivables is as follows:

(Dollars in thousands except share data)
As at
	December 31, 2007	September 30, 2008

Neither past due nor impaired	1,531	1,570
Up to 3 months	-	-
Up to 6 months	-	-
Up to 12 months	-	-
More than 12 months	-	-

As stated in the cash flow statement	1,531	1,570

Receivables that were neither past due nor impaired relate to a wide range of customers for whom there was no history of default.  The Changda International Group does not hold any collateral as security.

11.	CASH & CASH EQUIVALENTS

	(Dollars in thousands except share data)
	As at
	December 31, 2007	September 30, 2008

Bank balances and cash	701	413
Pledged deposits	592	-

As stated in the cash flow statement	1,293	413

Bank balances and pledged deposits earn interest at floating rates based on daily bank deposit rates. The carrying amount of cash and cash equivalents approximate their fair value.

At December 31, 2007, pledged deposits amounting to $592,000 were used to secure a short-term bank loan of $592,000.

12.	TRADE AND OTHER PAYABLES

	(Dollars in thousands except share data)
	As at
	December 31, 2007	September 30, 2007

Trade payables
To third party	472	432
	472	432
Other payables
Accrued charges and other creditors	2,203	2,102
	2,203	2,102

Trade and other payables	2,675	2,534

The directors consider that the carrying value of $2,534,000 (2006: $2,675,000) approximates the fair value of trade and other payables.

13.	INTEREST-BEARING BORROWINGS

	(Dollars in thousands)
	As at
	December 31, 2007	September 30, 2008

Loans
Secured bank loans	3,438	3,987
Unsecured other loans	-	-
	3,438	3,987

Current portion	3,438	1,932
Non-current portion	-	2,055
	3,438	3,987

The directors consider that the carrying value of the loans approximates their fair value.

The interest bearing borrowings all mature wholly within five years from the balance sheet date.

At December 31, 2007 the bank loans that amounted to US$1,753,000 were secured by pledged deposits, prepaid lease payments, buildings, pledged deposits, letter of credits and corporate guarantee provided by third parties.  The bank loans carry floating interest rate ranging from 6.8% to 13.9 (2007: 6.7% to 14.6%) per annum.

Other loans represent loans from shareholders, staff and are interest free.  These loans were unsecured and payable on demand.

14.	OTHER SHORT TERM BORROWINGS

Other short term borrowings of $ 3,286,000 (2007: $2,573,000), represented loans from staff and directors which were unsecured, interest-free and repayable on demand.

15.	STATUTORY RESERVE FUND

In accordance with the relevant PRC laws and regulations, foreign invested/ joint venture companies/ wholly-owned foreign enterprise/ PRC domestic companies are required to transfer 10% of profit after income tax, as determined under PRC accounting standards and regulations, to the statutory common reserve, until the balance of the fund reaches 50% of the registered capital of that company.  Subject to certain restrictions as set out in the relevant PRC laws and regulations, the statutory common reserve may be used to offset against accumulated losses, if any.

The PRC subsidiaries are also required to transfer 5% to 10% of their net profits, as determined under PRC accounting standards and regulations, to the statutory common welfare reserve at the discretion of the board of directors.  This reserve can only be used to provide staff welfare facilities and other collective benefits to the employees of the PRC Subsidiaries.  This reserve is non-distributable other than in the event of liquidation.

16.	EARNINGS PER SHARE

	(Number of shares)
	Nine months ended
	September 30, 2007	September 30, 2008

Basic earnings per equity share - weighted average number of common shares outstanding	51,885,313	51,885,313
Diluted earnings per equity share - weighted average number of common shares and common equivalent shares outstanding	51,885,313	51,885,313

17.	RELATED PARTY TRANSACTIONS

In addition to the transaction/information disclosed elsewhere in these aggregated financial information, during the respective year and at the respective balance sheet dates, the Changda International Group had the following transactions and balances with related parties.

a) Relationship of related parties

Related party	Existing relationship with the Changda International Group

Zhu Qing Ran	A director and an shareholder of the Company
Zhu Hua Ran	A director and an shareholder of the Company
Zhu Fen Ran	A shareholder of the Company
Weifang Moda International Trade Co., Ltd	Shareholders are close family of key management personnel
Changle Hengrong Economic Trading Co. Ltd	Majority shareholder is key management personnel of the Changda Fertiliser and other shareholder is a family member of key management personnel
Zhu Xiao Ran	Close family member of key management personnel
Zhu Xin Ran	Close family member of key management personnel
Zhu Cai Ran	Close family member of key management personnel

b) Summary of related party transactions

	(Dollars in thousands)
	Nine months ended
	September 30, 2007	September 30, 2008

Purchases from a related company	1,221	138
Sales to a related company	852	-
Key management personnel (including directors) - Short-term employee benefits	11	11

The Directors believe that the above transactions were made on terms equivalent to those that prevail in arm’s length transaction.

c) Summary of related party balances

	(Dollars in thousands)
	As at
	December 31, 2007	September 30, 2008

Loans (included within other short-term borrowings):
Close family member of key management personnel	1,323	-
Directors and ultimate shareholders	663	3,312
	1,986	3,312

The above amounts are unsecured, interest-free and have no fixed repayment term.

18.	COMMITMENTS

Capital expenditure commitments

	(Dollars in thousands)
	As at
	December 31, 2007	September 30, 2008

Contracted but not provided net of deposit paid in consolidated financial statements	2,397	1,979

Commitments under operating leases

At the balance sheet date, the Changda International Group had total future minimum lease payments under non-cancellable operating leases, which are payable as follows:

	(Dollars in thousands)
	As at
	December 31, 2007	September 30, 2008

Within one year	61	66
In the second to fifth years inclusive	183	136
Over five years	149	208
	393	410

19.	CONTINGENT LIABILITIES

Changda Chemical
In accordance with the relevant PRC tax regulations, Changda Chemical has made full tax provision on the value added tax underprovided in respect of sales made in prior years.  At the balance sheet date, the relevant value added tax payable amounted to approximately $232,000 (2007: $145,000).  Despite the fact that Changda Chemical has made full provision of the taxes in the financial statements, Changda Chemical may be subject to penalties ranging from 50% to 500% and administration charges at a daily rate of 0.05% of the taxes underprovided.  The exact amount of penalty cannot be estimated with any reasonable degree of certainty.

20.	POST BALANCE SHEET EVENTS

On February 13, 2009, Promodoeswork.com, Inc acquired 100% of the issued share capital of Changda International by way of an exchange of shares.